Exhibit 99.8

BENEFICIAL OWNER ELECTION FORM

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of shares of common stock, par value $0.01 per share (the “Common Stock”), of Wolverine Tube, Inc. (“Wolverine”).

This will instruct you whether to exercise Rights to purchase shares of Common Stock distributed with respect to the shares of Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related “Instructions as to the Use of Wolverine Tube, Inc. Subscription Rights Certificates.”

(Check the Applicable Boxes and Provide All Required Information)

Box 1.	☐	Please DO NOT EXERCISE RIGHTS for shares of Common Stock.
Box 2.	☐	Please EXERCISE RIGHTS for shares of Common Stock as set forth below:

A. Number of shares of Common Stock subscribed for:

B. Total Subscription Price:

X	$ 1.10	=	$
(No. of Shares)	(Subscription Price per Share)		(Payment)

Box 3.	☐	Payment in the following amount is enclosed: $ ; or

Box 4.	☐	Please deduct payment of $ from the following account maintained by you as follows:

Type of Account	Account No.

Signature of beneficial owner(s):

Type or print name(s) of beneficial owner(s):

Date:

If you are signing in your capacity as a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or another acting in a fiduciary or representative capacity, please provide the following information:

Name:

Capacity:

Address (including zip code):

Area code and telephone number: